Exhibit 10.65

[***] A CONFIDENTIAL PORTION OF THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

TRANSITION SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of September 24, 2012 by and among QLT Inc., a corporation organized under the laws of British Columbia (“QLTI”), QLT Ophthalmics, Inc., a Delaware corporation (“QOI”, and with QLTI, each a “Seller” or collectively, “Sellers”), and Valeant Pharmaceuticals International, Inc., a corporation organized under the laws of Canada (the “Company”).

WHEREAS, Sellers and the Company are parties to that certain Asset Purchase Agreement dated as of September 21, 2012 (the “Purchase Agreement”), pursuant to which Valeant Pharmaceuticals International, Inc. purchased from Sellers all of the Purchased Assets and assumed the Assumed Liabilities (as each term is defined in the Purchase Agreement); and

WHEREAS, this Agreement is the Transition Services Agreement referred to in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Definitions; Interpretation

(a) In this Agreement, the following terms shall have the following meanings.

“AAA” shall have the meaning set forth in Section 15(f)(i).

“AAA Rules” shall have the meaning set forth in Section 15(f)(ii).

“Additional Service” shall have the meaning set forth in Section 2(b).

“Agents” shall have the meaning set forth in Section 13(b)(i).

“Agreement” shall have the meaning set forth in the first paragraph herein.

“Arbitrator” shall have the meaning set forth in Section 15(f)(ii).

“Claim” shall have the meaning set forth in Section 9.

“Company” shall have the meaning set forth in the preamble hereto.

“Confidential Information” shall have the meaning set forth in Section 13(a).

“Disclosing Party” shall have the meaning set forth in Section 13(a).

“Dispute” shall have the meaning set forth in Section 5.

“Executive Committee” shall have the meaning set forth in Section 5.

“Facilities” shall have the meaning set forth in Section 14(a).

“Force Majeure” shall have the meaning set forth in Section 11(a).

“Payee” shall have the meaning set forth in Section 3(d).

“Payor” shall have the meaning set forth in Section 3(d).

“Person” means an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a governmental authority, a trust, a division or an operating group of any of the foregoing or any other entity or organization.

“Prior Period” shall have the meaning set forth in Section 2(a).

“Project Manager” shall have the meaning set forth in Section 4.

“Purchase Agreement” shall have the meaning set forth in the recitals hereto.

“Receiving Party” shall have the meaning set forth in Section 13(a).

“Security Regulations” shall have the meaning set forth in Section 14(a).

“Sellers” shall have the meaning set forth in the preamble hereto.

“Seller Services” means the Services described on Schedule I attached hereto.

“Service Provider” means, with respect to Seller Services, Sellers or, if not Sellers, the Person (other than an employee of one of the Sellers) providing the Services on behalf of Sellers.

“Service Recipient” means, with respect to Seller Services, the Company or its Affiliates.

“Services” means any of the services to be provided by or on behalf of the Service Provider under this Agreement and described on Schedule I, with respect to Schedule I as updated and supplemented from time to time in accordance with the provisions of this Agreement.

“Term” means, the period commencing on the date hereof and ending on the termination or expiration date of the last Service to terminate or expire under this Agreement (as may be amended, modified or supplemented) but, in any event, not later than August 31, 2013, unless such period is extended in accordance with Schedule I.

“Third Party” means any Person other than the Service Provider, the Company or their respective Affiliates.

All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

(b) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, “including” and “includes” shall mean including without limitation. References to Sections and Schedule I are to Sections of or Schedule I to, this Agreement and Schedule I is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 2. Services

(a) During the Term, subject to Section 2(b), Sellers shall, and shall cause each Service Provider providing Seller Services to, provide to the Company, the Seller Services, directly or through Third Party Service Providers, in each case subject to the terms and conditions set forth herein. Subject to Section 2(b), the Services requested hereunder may be only those that were (i) provided to the Business during the period beginning August 15, 2012 and ending as of the date hereof (the “Prior Period”) or (ii) contemplated by Sellers during the Prior Period to be provided to the Business during the Term if Sellers had continued to operate the Business. The Services which may be requested hereunder in accordance with the terms and conditions of this Agreement shall be (i) substantially equivalent in scope and volume as the Services provided during the Prior Period, (ii) at least as complete in all material respects in which such Services have been provided during the Prior Period (except as expressly agreed to otherwise), (iii) provided with the same degree of skill, care and diligence as provided during the Prior Period, and (iv) given substantially equal priority and substantially equal treatment that such Services received during the Prior Period. Service Providers’ obligation to provide sales Services at current levels is dependent on its ability to maintain intact its current sales force, of which there can be no assurance. Failure of Service Provider to retain a contract sales force sufficient to provide sales Services hereunder shall not constitute a breach of this Agreement, provided, that Service Provider has used commercially reasonable efforts to retain its sales force and replace lost personnel.

(b) The parties hereto acknowledge that the Services provided to the Business or contemplated to be provided during the Prior Period may not include certain other services that may be necessary to facilitate the transactions contemplated by the Purchase Agreement. The Service Recipient may request in writing such other additional services from Service Provider (each, an “Additional Service”), as necessary to facilitate the transactions contemplated by the Purchase Agreement. Service Provider will consider any such request for Additional Services promptly and in good faith. In the event that the parties agree that Service Provider should provide any such Additional Service, the parties shall execute an appropriate ancillary agreement for such Additional Services. Each such ancillary agreement shall set forth, among other things, (i) the time period during which such Additional Service shall be provided, (ii) a description of such Additional Service in reasonable detail, (iii) the cost and fee to the Service Recipient for such Additional Service (it being agreed that the charge for such service shall be determined using the methodology consistent with the methodology used to calculate charges for similar Services provided hereunder, where appropriate), and (iv) any additional terms and conditions specific to such Additional Service. Service Provider’s obligations with respect to providing any such Additional Service shall become effective only upon mutual agreement of the parties as reflected in any such ancillary agreement being duly executed and delivered by each party.

(c) Unless otherwise expressly mutually agreed in writing, in no event shall any such modification or supplement to Schedule I or the execution of any ancillary agreements result in any change in the fees currently set forth in Schedule I with respect to the Services set forth therein.

(d) Notwithstanding anything to the contrary in this Section 2, Service Provider shall provide (or cause to be provided) to Service Recipient any reasonable cooperation and assistance requested by Service Recipient for the transition from Services to replacement services, whether such replacement services are to be provided by Service Recipient or any other Person, including without limitation, allocating and providing commercially reasonable access to appropriate personnel and making available (or having made available) on a timely basis to Service Recipient all non-privileged and non-confidential information and materials reasonably requested by Service Recipient about the Services and descriptions of the information technology systems used in connection with the provision of such Services. All services provided under this Section 2(d) by Service Provider shall be deemed to be Services under this Agreement and Service Provider shall be compensated for such Services. During the Term and subject to the last sentence of this Section 2(d), Service Provider shall deliver to Service Recipient such non-privileged and non-confidential documents, records and information as are reasonably necessary to achieve such transition. Immediately upon the termination or expiration of this Agreement (i) Service Provider shall promptly deliver to Service Recipient copies of any and all such remaining documents, records and information in Service Provider’s possession which Service Recipient is entitled pursuant to the Purchase Agreement and (ii) Service Recipient shall promptly return to Service Provider all such non-privileged and non-confidential documents, records and information in Service Recipient’s possession or under its control, other than those non-privileged and non-confidential documents, records and information that Service Recipient is entitled to retain pursuant to the Purchase Agreement. For the purposes of this Section 2(d), “non-confidential”, as it relates to documents, records and information, shall include information and materials for which the Service Provider (or its Affiliate) does not owe a duty or obligation of non-disclosure to a Third Party.

(e) The Service Recipient understands that certain Services may be provided to it by the Service Provider pursuant to agreements between either the Service Provider or the Service Recipient and various Third Parties. With respect to any of the Services that are currently performed under any Assumed Contract, to the extent provided for in Schedule I, the Service Provider will reasonably assist the Service Recipient in managing the activities of such Third Parties in the specified areas of Services but shall not be responsible or liable for any acts or omissions of any such Third Party or the failure of any such Third Party to perform its obligations under an Assumed Contract, except to the extent that such failure is the result of any breach of this Agreement by Sellers.

(f) The Service Recipient will reasonably cooperate with the Service Provider in order to facilitate the provision and receipt of the Services, including providing all information necessary to enable Service Provider to comply with any reporting obligations it may have pursuant to the Patient Protection and Affordable Care Act, Pub. L. No. 111-148. The Service Recipient further agrees to supply or cause to be supplied to Service Provider all components necessary for the manufacture by Service Provider of the Lasers consistent with specifications set forth in Schedule 1.1(a) of the Seller Disclosure Letter; provided, however, that the failure to supply or cause to be supplied to Service Provider the components necessary for the manufacture by Service Provider of the Lasers as a result of the Service Recipient’s inability to obtain such components on commercially reasonable terms shall not be a breach hereunder by the Service Recipient but instead shall solely serve to relieve the Service Provider of its obligations with respect to the manufacture of the Lasers. The Service Recipient acknowledges that the Services are dependent on such reasonable cooperation and compliance with the obligations set forth in the previous sentence, and that its failure to so cooperate or comply with its obligations, if not reasonable, shall relieve the Service Provider of its obligation to provide the related Services to the extent such failure renders such provision impractical or impossible.

(g) The Service Recipient will comply in all material respects with all applicable policies and procedures of the Service Provider. Nothing in this Agreement shall require the Service Provider to change, modify or amend any of its or its Affiliates’ policies or procedures or act in a manner inconsistent with such policies or procedures.

(h) Service Provider will make all ordinary course decisions with respect to the provision of Services, including all decisions with respect to the collection, investigation, analysis, reporting, and exchange of information concerning all aspects of adverse events, product safety and product complaints, to the extent not inconsistent with written instructions provided to Service Provider by Service Recipient. Service Recipient shall make all material non-ordinary course decisions with respect to the Services and the Business, including any final decisions with respect to whether or not to initiate a product recall. Service Provider will promptly notify Service Recipient of any occurrence or facts known to Service Provider which could reasonably be expected to require a material non-ordinary course decision by Service Recipient. The Parties will promptly consult with each other on the non-ordinary course decision, and Service Recipient will promptly make and notify Service Provider of the decision together with any related instructions.

(i) The Service Provider warrants that it will provide its Services (i) in a professional manner (taking into account both quality and timeliness), and (ii) such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than that which are substantially similar to the nature, quality, standard of care and service levels at which the same or similar services were performed by or on behalf of the Service Provider to the Business in the Prior Period.

(j) Service Recipient hereby grants to Service Provider a limited, non-exclusive license under the Transferred Intellectual Property and the Assumed Contracts (including the Novartis Agreement), subject to any limitations contained therein, solely if and to the extent necessary to perform the Services.

Section 3. Payment

(a) In consideration for the provision of Services by the Sellers, the Service Recipient agrees to pay to the applicable Seller those amounts determined in accordance with the hourly rates assigned to Sellers’ employees and other charges described on Schedule I. Subject to compliance with Section 6, the Service Provider may increase the charges for any Service provided to the Service Recipient if the Service is provided pursuant to an agreement between the Service Provider and a Third Party and such Third Party increases its charges under such agreement; provided, further, that such increase shall be limited to actual costs and expenses levied on the Service Provider by such Third Party. The parties hereto acknowledge and agree that any costs and expenses related to providing and receiving any goods or services hereunder from a Third Party shall be fully passed through to the Service Recipient but without markup and only to the extent such goods and services are actually received by or for the benefit of the Service Recipient; provided, however that, to the extent that such Third Party does provide goods and services to or for the benefit of the Service Recipient and such costs and expenses are fully passed through to the Service Recipient, then the Service Provider shall not be entitled to charge a fee in respect of such goods or services, except to the extent that the Service Provider actually performs services with respect thereto.

(b) Not later than twenty-one (21) days after the last day of each fiscal month of Sellers (or, if such date is not a Business Day, then on the immediately succeeding Business Day), the Service Provider shall provide to the Service Recipient an invoice for the preceding month’s Services, which shall list (i) the Services provided by the Service Provider to the Service Recipient for such month, and (ii) the charges for such Services. The amount stated in such invoices shall be paid by the Service Recipient in full within thirty (30) days of the issuance of the invoices (or, if such date is not a Business Day, then on the immediately succeeding Business Day) to an account designated by the Service Provider, except to the extent such amount shall be the subject of a good faith dispute between the Service Provider and the Service Recipient.

(c) Without prejudice to the Service Provider’s other rights and remedies, where any sum remains unpaid five (5) Business Days after the applicable due date, it shall carry interest, which shall accrue daily, from the due date until the date of actual payment, at a rate based on the prime rate listed in the Wall Street Journal (Bond Yields and Rates) on the date such sum is due and payable plus four percent (4%).

(d) All payments due to the Service Provider under this Agreement shall be exclusive of any sales tax or other applicable tax or levy, which shall be payable by the Service Recipient. Each party hereto will make all payments to the other party under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by applicable Law in effect at the time of payment. Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by the party making the payment (the “payor”) on behalf of the party receiving the payment (the “payee”) to the appropriate Governmental Authority, and the payor will furnish the payee with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by the payee. The parties will cooperate with respect to all documentation required by any Taxing Authority or reasonably requested by the payor to secure a reduction in the rate of applicable withholding taxes. Each party will provide the other party a duly completed and validly executed IRS Form W-9 or IRS Form W-8BEN, as appropriate, at signing.

(e) Each party hereto acknowledges and agrees that it shall not be permitted to set-off any amount owed by such party pursuant to this Agreement against any amount or obligation owed to such party or an Affiliate hereunder or pursuant to the Purchase Agreement or any other Ancillary Agreement.

(f) All payments hereunder shall be made in United States Dollars.

Section 4. Project Managers

The Service Provider and the Service Recipient shall each appoint a person to act as its project manager (each, a “Project Manager”) and contact point, to deal with issues arising out of the performance of this Agreement, and to facilitate the orderly provision and receipt of the Services. Initially, the Project Manager for Sellers shall be [***], and the Project Manager for the Company shall be [***]. Each party hereto agrees to provide reasonable access (in person, by telephone or electronically via e-mail) during normal business hours to its Project Manager for problem resolution. Each party agrees to delegate sufficient authority to its Project Manager to enable such Project Manager to manage the Services on behalf of such party and to resolve disputes between the parties with respect thereto in accordance with Section 5. Each party may change its Project Manager upon written notice to the other party of the name and email of its new Project Manager.

Section 5. Dispute Resolution

In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, including the dispute of any fees (including Monthly Service Fees) or Services or any claim by a party hereto that the other party (or any of such other party’s Affiliates) has breached the terms hereof (each, a “Dispute”), the Project Managers from each party shall meet (by telephone or in person) no later than five (5) Business Days after receipt of notice by either party of a request for resolution of a Dispute. The Project Managers shall enter into negotiations aimed at resolving any such Dispute. If the Project Managers are unable to reach a mutually satisfactory resolution of the Dispute within ten (10) Business Days after receipt of notice of the Dispute, the Dispute shall be referred to an Executive Committee (the “Executive Committee”) comprised of at least one (1) member of the senior management of each party hereto. The initial members of the Executive Committee, including relevant contact information, are set forth on Annex I, and either party may replace its Executive Committee members at any time with other members of similar seniority by providing notice in accordance with Section 12. The Executive Committee will meet (by telephone or in person) during the next ten (10) Business Days and attempt to resolve the Dispute. In the event that the Executive Committee is unable to resolve the Dispute, the parties may pursue their rights as set forth in Section 15(f).

Section 6. Sub-Contracting; Third Party Agreements

(a) The Service Provider may delegate or sub-contract its duties under this Agreement only to a qualified Third Party; provided that, except for any acts, omissions or defaults of a Third Party to an Assumed Contract or as provided in Section 4.4 of the Purchase Agreement, notwithstanding such delegation or sub-contracting, the Service Provider shall remain liable for the performance of its duties hereunder and shall ensure and guaranty that any Services provided by a subcontractor shall meet Service Provider’s obligations set forth in Section 2(a) (i), (ii), (iii) and (iv).

(b) The Service Recipient acknowledges that the Services that were provided through Third Parties prior to the date hereof are subject to the terms and conditions of any applicable agreements between the Service Provider and such Third Parties, and the Service Recipient agrees to comply with such terms and conditions to the extent applicable to the Service Recipient and necessary for purposes of receipt of such Services by the Service Recipient. The Service Recipient further acknowledges that in order to be able to provide the Services, Service Provider will be required to enter into agreements with Third Parties and agrees that Service Provider may engage Third Parties to provide Services directly or indirectly to Service Recipient. For any Service to be delegated to a Third Party after the date hereof under an agreement entered into after the date hereof, and so long as any such Service is provided directly to the Service Recipient and not to Service Provider or any Affiliates of Service Provider, Service Provider shall provide Service Recipient with a copy of any agreement contemplated to be entered into with such Third Party in relation to such Service and seek Service Recipient’s consent to such delegation, which consent shall not be unreasonably withheld or delayed; provided, however, that Service Recipient shall not have any right to consent to any agreement with a Third Party pursuant to which Services are provided directly to Service Provider or any Affiliates of Service Provider for the benefit of Service Recipient, except to the extent that any such agreement with a Third Party would result in an increase in the cost to the Service Recipient in which case Service Provider shall provide Service Recipient with a copy of any agreement contemplated to be entered into with such Third Party in relation to such Service and seek Service Recipient’s consent to such delegation, which consent shall not be unreasonably withheld or delayed.

(c) Subject to Section 4.4 of the Purchase Agreement, which if applicable shall control, and notwithstanding anything to the contrary contained herein, the Service Provider shall use commercially reasonable efforts to obtain all consents from vendors that are necessary in order to provide any of the Services to the Service Recipient under this Agreement; provided, however, that the Service Provider shall not be required to pay any out-of-pocket fees to any vendor in order to obtain such consent, but shall, instead, notify the Service Recipient and offer the Service Recipient the opportunity to pay such out-of-pocket fees. In the event that the Service Provider is unable to obtain any such consent, the parties hereto will work together to agree upon a commercially reasonable alternative arrangement. Any costs specified in the third sentence of Section 3(a) and any actual out-of-pocket fees levied on the Service Provider (i) in connection with its efforts to obtain and implement such consents and (ii) in connection with the implementation of any such commercially reasonable alternative arrangement, shall be borne by the Service Recipient, provided, however, that the Service Provider has incurred such costs and/or fees only with the prior approval of the Service Recipient.

Section 7. Term and Termination and Effects of Termination

(a) Except as otherwise provided herein or unless otherwise agreed in writing by the parties hereto, the Service Provider’s obligation to provide or procure, and the Service Recipient’s obligation to purchase, a Service shall cease in accordance with the date set forth on Schedule I (unless earlier terminated hereunder) but, in any event, not later than the end of the Term.

(b) In the event that a party hereto commits a material breach of any of the terms or conditions of this Agreement, the other party may terminate this Agreement unless such breach is cured not later than thirty (30) days after receipt by the breaching party of written notice of such breach.

(c) Subject to the restrictions set forth herein, if the Service Recipient should wish to terminate a Service in accordance with the terms and conditions of this Agreement, the Service Recipient shall provide written notice to the Service Provider not later than thirty (30) days prior to the requested termination date for such Service. All actual out-of-pocket costs, if any, imposed on the Service Provider resulting from the Service Provider’s termination of any agreement with a Third Party subcontractor that is no longer required by the Service Provider as a result of any such termination shall be borne by the Service Recipient. In the event that termination of a Service may affect the Service Provider’s ability to continue to provide any non-terminated Service, upon the Service Recipient’s request, such Service shall not be terminated and the parties hereto shall discuss a reasonable alternative. Notwithstanding the foregoing provisions, the parties hereto acknowledge and agree that, in certain instances, completion of the separation of the Company data from the systems of Sellers and their Affiliates and the transfer of such data to the Company may require time periods longer than the thirty (30) day period specified in this Section 7(c). In any such event, the parties agree to negotiate in good faith a longer period of time for any and all such transfers following the termination notice.

(d) Not later than thirty (30) days following the date it receives a final invoice from Service Provider following termination or expiration of this Agreement, the Service Recipient shall pay to the Service Provider all remaining monies due to the Service Provider hereunder in respect of Services provided prior to such termination or expiration except for any amounts then the subject of a good faith dispute.

Section 8. Limitation of Liability

(a) The Service Provider shall not be liable (including any liability for the acts and omissions after the date hereof of its Affiliates or any of their respective employees, Agents and subcontractors) to the Service Recipient in connection with this Agreement except with respect to direct damages arising out of the Service Provider’s breach of the terms of this Agreement, willful misconduct or gross negligence in performing its obligations under this Agreement; provided that such direct damages shall not exceed the aggregate fees paid by the Service Recipient to the Service Provider for Services pursuant to this Agreement, except to the extent such damages arise as a result of the Service Provider’s willful misconduct or gross negligence.

(b) THE SERVICE PROVIDER DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THIS AGREEMENT.

Section 9. Indemnification

Except to the extent caused by Service Provider’s breach of the terms of this Agreement, willful misconduct or gross negligence in performing its obligations under this Agreement, the Service Recipient hereby agrees to indemnify and hold the Service Provider harmless from and against any and all claims, actions (including in connection with non-payment of any withholding tax due hereunder), suits, losses, demands, damages, costs and expenses (including reasonable attorneys’ fees) of every kind, nature, or description brought by a Third Party directly arising out of or related to the provision or use of Services received hereunder or any Additional Service (each, a “Claim”). The Service Provider hereby agrees to indemnify and hold the Service Recipient harmless from and against any and all Claims arising from Service Provider’s or its Affiliates’ breach of the terms of this Agreement, willful misconduct or gross negligence in performing Service Provider’s obligations hereunder. The obligations of the parties hereto with respect to a Third Party Claim shall be subject to the procedures set forth in Sections 8.3 and 8.4 of the Purchase Agreement, mutatis mutandis. In the event of any conflict between this Section 9 and any provision of the Purchase Agreement to the contrary, this Section 9 shall control.

Section 10. Insurance

Each party hereto shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, automobile and general liability insurance (including contractual liability) to protect its own business and property interests. In addition, each party shall maintain workers compensation insurance with at least statutory limits. Where permitted by applicable Law, such workers compensation insurance shall include a waiver of subrogation in favor of the other party.

Section 11. Force Majeure

(a) Neither party hereto shall be liable for delay in performance (other than the payment of money) of its obligations to the extent caused by events which could not have been foreseen and are beyond the reasonable control of the party affected (an event of “Force Majeure”), including but not limited to (i) acts of God, the elements, epidemics, explosions, accidents, landslides, lightning, earthquakes, fires, storms (including but not limited to tornadoes and hurricanes or tornado and hurricane warnings), sinkholes, floods, or washouts; (ii) labor shortage or trouble including strikes or injunctions (whether or not within the reasonable control of such party and provided that the settlement of strikes and other labor disputes shall be entirely within the discretion of the party experiencing the difficulty); (iii) inability to obtain material, equipment or transportation; (iv) national defense requirements, war, blockades, insurrections, sabotage, terrorism, riots, arrests and restraints of the government, either federal or state, civil or military (including any governmental taking by eminent domain or otherwise); or (v) any changes in applicable Law, regulation or rule or the enforcement thereof by any Governmental Authority having jurisdiction, that limits or prevents a party from performing its obligations hereunder or any notice from any such Governmental Authority of its intention to fine or penalize such party or otherwise impede or limit such party’s ability to perform its obligations hereunder.

(b) The Service Provider will endeavor to provide to the Service Recipient uninterrupted Services through the Term. In the event, however, that (i) the Service Provider is wholly or partially prevented from providing a Service or Services either temporarily or permanently by reason of any Force Majeure event, or (ii) the Service Provider, in the exercise of its reasonable good faith judgment, deems it necessary to suspend delivery of a Service hereunder for purposes of inspection, maintenance, repair, replacement of equipment parts or structures, or similar activities consistent with past practices, the Service Provider shall not be obligated to deliver such Service during such periods, and, in the case of the immediately preceding clause (ii), the Service Provider shall cooperate with the Service Recipient with respect to the timing of such interruption. Notices provided under this Section 11(b) shall be provided to the Service Recipient’s Project Manager (or other executive designated in writing by the Service Recipient in accordance with Section 12) and may be provided by e-mail at the address specified in Section 4 (or as otherwise directed in writing by Service Recipient in accordance with Section 12).

Section 12. Notices

Notices or other communications required or permitted hereunder shall be deemed to have been sufficiently given (a) four (4) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid; (b) when sent, if sent by facsimile transmission; (c) when delivered, if delivered personally to the intended recipient; and (d) one (1) Business Day following deposit with an overnight courier service, in each case addressed as follows:

If to Sellers:

QLT Inc.

887 Great Northern Way, Suite 101

Vancouver, B.C.

Canada, V5T 4 T5

Attention:	Chief Executive Officer
Facsimile:	(604) 873-0816

with a copy (which shall not constitute notice) to:

Nutter McClennen & Fish LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention:	James E. Dawson
Facsimile:	(617) 310-9623

If to the Company:

Valeant Pharmaceuticals International, Inc.

700 Route 202/206 North

Bridgewater, New Jersey 08807

Attn: Chief Executive Officer, with a copy to the General Counsel

Facsimile:	(949) 315-3590

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Attention:	Alison S. Ressler
Facsimile:	(310) 712-8800

or to such other address or number as shall be furnished in writing by any such Person in such manner, and such notice or communication shall be deemed to have been given as of the date so delivered, faxed or mailed.

Section 13. Confidentiality of Information

(a) Except as provided below, all data and information from and after the date of this Agreement disclosed between the Service Provider and the Service Recipient concerning the subject matter of this Agreement and whether disclosed before or after the date hereof, including information relating to or received from Third Parties or to which the Service Provider or the Service Recipient otherwise has access pursuant to this Agreement, is deemed confidential (“Confidential Information”). A party hereto or its Affiliates receiving Confidential Information (the “Receiving Party”) from the other party or its Affiliates (the “Disclosing Party”) will not use such information for any purpose other than for which it was disclosed and, except as otherwise permitted by this Agreement, shall not disclose to Third Parties any of the Disclosing Party’s Confidential Information for a period of five (5) years from the termination or expiration of this Agreement. The Receiving Party shall view, access and use only such Confidential Information of the Disclosing Party as is necessary to provide or receive Services hereunder, as applicable, and shall not attempt to view, access or use any other Confidential Information of the Disclosing Party. Notwithstanding the foregoing, the Receiving Party’s obligation hereunder shall not apply to information that:

(i) is or subsequently becomes part of the public domain through no action of the Receiving Party;

(ii) is subsequently received by the Receiving Party from a Third Party without obligation of confidentiality to the Third Party so disclosing the Confidential Information;

(iii) is in the possession of the Receiving Party prior to its receipt from the Disclosing Party, as evidenced by written records; or

(iv) is independently developed by the Receiving Party or its Affiliates without reference to or other benefit of any Confidential Information of the Disclosing Party, as evidenced by written records; provided that for purpose of this Section 13, any information owned by the Company as result of the consummation of the Purchase Agreement and the transactions contemplated thereby that is Confidential Information pursuant to the foregoing shall be treated as the Confidential Information of the Company as Disclosing Party and as disclosed to Sellers as Receiving Party, irrespective of in which party’s possession or control such information may be before, during, or after the Term, and such Confidential Information shall not be subject to the foregoing exception (iii).

(b) Notwithstanding Section 13(a), Confidential Information may be disclosed by the Receiving Party:

(i) to the Receiving Party’s Affiliates, directors, officers, employees, agents (including, in the case of the Service Provider, any Third Parties engaged to provide the Services), auditors, consultants and financial advisers (collectively, “Agents”) to the extent required to comply with the provisions of this Agreement, provided that the Receiving Party ensures that such Agents comply with this Section 13. Notwithstanding anything else to the contrary in this Agreement, the Service Provider shall not be obligated to amend the duration or scope of the terms of any confidentiality obligations under agreements entered into by either Service Provider or its Affiliates with Third Parties prior to the Closing Date to the extent such obligations apply to any Confidential Information disclosed by the Service Provider(s) to the Service Recipient under this Agreement but which is owned by the Company as a result of the consummation of the Purchase Agreement and the transactions contemplated thereby; and

(ii) except as required by applicable Law (based on counsel by outside legal advisors) or in response to a valid order by a Governmental Authority with competent jurisdiction; provided, however, that the Receiving Party shall, to the extent legally possible, promptly provide the Disclosing Party with written notice of any such Law or process seeking such an order and, at the Disclosing Party cost and expense, will assist the Disclosing Party to seek a protective order or otherwise prevent disclosure or use. The Receiving Party shall not otherwise be released from confidentiality, non-disclosure or non-use restrictions hereunder with respect to Confidential Information so disclosed except to the extent such Confidential Information then or thereafter falls under one of the foregoing exceptions (i) though (iv) in Section 13(a).

(c) If, at any time, either party hereto determines that the other party has disclosed, or sought to disclose, Confidential Information in violation of this Agreement, that any unauthorized personnel (including all Third Party personnel acting on behalf of the other party) has accessed Confidential Information, or that the other party or any of such personnel has engaged in activities that may lead or leads to the unauthorized access to, use of, or disclosure of such Disclosing Party’s Confidential Information, such party shall immediately terminate any such personnel’s access to the Confidential Information and immediately notify the other party. In addition, either party shall have the right to deny such personnel of the other party access to such party’s Confidential Information upon notice to the other party in the event that such party reasonably believes that such personnel pose a security concern. Each party will cooperate with the other party in investigating any apparent unauthorized access to or use of such party’s Confidential Information.

Section 14. Security

(a) If the Service Provider is given access to any of the Service Recipient’s physical or electronic facilities (the “Recipient Facilities”) in connection with the provision of the Services, the Service Provider shall comply with all of the Service Recipient’s security policies, procedures and requirements (collectively, “Recipient Security Regulations”). If the Service Recipient is given access to any of the Service Provider’s physical or electronic facilities (the “Provider Facilities”) in connection with the provision of the Services, the Service Recipient shall comply with all of the Service Provider’s security policies, procedures and requirements (collectively, “Provider Security Regulations”). The Service Provider and the Service Recipient will access and use only those Recipient Facilities or Provider Facilities, respectively, to which it has been granted access and use and only to the extent necessary in connection with the provision of Services.

(b) Each of the Service Provider and the Service Recipient will use all reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Recipient Facilities or Provider Facilities, respectively, gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of property that are a part thereof, including notifying its personnel of the restrictions set forth in this Agreement and of the Recipient Security Regulations or Provider Security Regulations, respectively. Any destruction, alteration or loss of property that are a part of the Recipient Facilities by persons authorized by a Service Provider shall be the responsibility of and paid for fully by Service Provider without limitation under Section 8(a). Any destruction, alteration or loss of property that are a part of the Provider Facilities by persons authorized by a Service Recipient shall be the responsibility of and paid for fully by Service Recipient.

(c) If, at any time, the Service Provider determines that any of its personnel has sought to circumvent, or has circumvented, the Security Regulations, that any unauthorized Service Provider personnel has accessed the physical facilities of the Service Recipient, the Service Provider shall immediately terminate any such personnel’s access to the Facilities and immediately notify the Service Recipient, provided that the Service Provider will cooperate with the Service Recipient to minimize disruption to the Service Recipient’s business as a result thereof. In addition, the Service Recipient shall have the right to deny personnel of the Service Provider access to its Facilities upon notice to the Service Provider in the event that the Service Recipient reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 14(c) or otherwise pose a security concern. The Service Provider will cooperate with the Service Recipient in investigating any apparent unauthorized access to the Service Recipient’s physical facilities.

Section 15. Miscellaneous

(a) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(b) Inconsistencies. Nothing contained in this Agreement (or Schedule I) shall be deemed to supersede or change any of the agreements, obligations, representations or warranties of the parties to the Purchase Agreement or any other Ancillary Agreement. To the extent that any provision in this Agreement (or Schedule I) is inconsistent or conflicts with any provision of the Purchase Agreement, the provisions of the Purchase Agreement shall control. To the extent that any provision of Schedule I is inconsistent or conflicts with any other provision of this Agreement, such other provision of this Agreement shall control.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that both parties need not sign the same counterpart.

(d) Entire Agreement. This Agreement, together with the Purchase Agreement and the other Ancillary Agreements, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

(e) Governing Law; Choice of Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law principles thereof to the extent such principles would permit or require the application of the laws of another jurisdiction. The parties hereto consent to the exclusive jurisdiction of the Federal and State courts located in New York City, New York for any action to compel arbitration, in aid of arbitration or to maintain the status quo or prevent irreparable harm prior to the appointment of the Arbitrator, and to the non-exclusive jurisdiction of such courts for enforcement of any arbitral award rendered in accordance with Section 15(f) herein. Each of the parties (i) consents to the jurisdiction of each such court in any such suit, action or proceeding, (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION PERMITTED HEREUNDER

(f) Arbitration; Mediation. Any Dispute shall first be subject to Section 5. If such Dispute cannot be resolved in accordance with Section 5, either party hereto may submit such Dispute to nonbinding mediation and thereafter such Dispute shall be resolved in accordance with provisions set forth in Section 10.11 of the Purchase Agreement.

(g) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties, except that each party may, without any other party’s consent, assign its rights or obligations to an Affiliate, or to another company in the event of its merger, amalgamation or consolidation with such company, or in connection with the transfer or sale of all or substantially all of its entire business unit or division to which this Agreement relates; provided, however, that no such assignment by any party shall relieve such party of any of its obligations hereunder.

(h) Amendments; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Sellers and the Company and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(i) No Third Party Beneficiaries. This Agreement is solely for the benefit of the Service Provider and its successors and permitted assigns, with respect to the obligations of the Service Recipient under this Agreement, and for the benefit of the Service Recipient and its successors and permitted assigns, with respect to the obligations of the Service Provider under this Agreement, and this Agreement shall not be deemed to confer upon or give to any Third Party any remedy, claim liability, reimbursement, cause of action or other right.

(j) Independent Contractor Status. The Service Provider shall be deemed to be an independent contractor to the Service Recipient. Nothing contained in this Agreement shall create or be deemed to create the relationship of employer and employee between the Service Provider and the Service Recipient. The relationship created between the Service Provider and the Service Recipient pursuant to or by this Agreement is not and shall not be one of partnership or joint venture. No party to this Agreement shall, by reason hereof, be deemed to be a partner or a joint venture of the other party hereto in the conduct of their respective businesses and/or the conduct of the activities contemplated by this Agreement. Except as specifically and explicitly provided in this Agreement, and subject to and in accordance with the provisions hereof, no party to this Agreement is now, shall become, or shall be deemed to be an agent or representative of the other party. Except as herein explicitly and specifically provided, neither party shall have any authority or authorization, of any nature whatsoever, to speak for or bind the other party to this Agreement.

Section 16. Records. For so long as the Service Provider is providing any Service hereunder, the Service Provider shall keep and maintain books and records of the Services provided, sufficient to substantiate the Service Provider’s invoicing of charges for Services (it being agreed and understood that the Service Provider shall make such books and records available to any officer of, or other authorized person designated by, the Service Recipient for inspection and audit at the principal offices of the Service Provider, at reasonable times and frequency and on reasonable advance written request therefore, subject to the confidentiality provisions herein).

Section 17. Errors, Proration and Consents. Notwithstanding anything to the contrary in this Agreement, if Service Recipient reasonably determines that an error has been made with respect to, or that Service Provider has incorrectly performed or failed to perform, any Service, at the Service Recipient’s request, without prejudice to any other rights or remedies the Service Recipient may have, Service Provider shall use commercially reasonable efforts to promptly correct such error or re-perform or perform such Service, as applicable. After such correction, re-performance or performance, as applicable, Service Provider and Service Recipient shall determine the party at fault for the error, incorrect performance or failure in accordance with the dispute resolution procedures hereunder and the cost of such correction, re-performance or performance, as applicable, shall be borne by the party determined to be at fault for such error, incorrect performance or failure, as applicable. To the extent the Service Provider is unable to provide in its entirety a Service because of a partial delay which excuses performance pursuant to Section 11, the Service Provider shall allocate such resources and/or products as are then currently available to it and necessary for the performance of such Service ratably between the Service Provider for its own account and the Service Recipient for the performance of such Services hereunder in accordance with Section 2(a).

Section 18. Performance by Affiliates. The parties hereto recognize that each party may perform some or all of its obligations under this Agreement through one or more of its Affiliates; provided, however, that each Party shall remain responsible for such performance and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

[signature page follows]

[***] A CONFIDENTIAL PORTION OF THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

QLT INC.

By:	/s/ Jason Aryeh
Name: Jason Aryeh
Title: Chairman

QLT OPHTHALMICS, INC.

By:	/s/ D. Scott Jones
Name: D. Scott Jones
Title: President

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Rajiv De Silva
Name: Rajiv De Silva
Title: President and Chief Operating Officer

ANNEX I – EXECUTIVE COMMITTEE

Initial members of the Executive Committee are as follows:

For Sellers:

Sukhi Jagpal

QLT Inc.

887 Great Northern Way, Suite 101

Vancouver, B.C.

Canada, V5T 4T5

Telephone: (604) 707-7415

Alexander Lussow

QLT Inc.

887 Great Northern Way, Suite 101

Vancouver, B.C.

Canada, V5T 4T5

Telephone: (604) 707-7216

Suzanne Cadden

QLT Inc.

887 Great Northern Way, Suite 101

Vancouver, B.C.

Canada, V5T 4T5

Telephone: (604) 707-7262

For the Company:

Howard Schiller

Chief Financial Officer, Valeant Pharmaceuticals

700 Route 202/206 North, Bridgewater, NJ 08807

Telephone: (908) 927-1901

SCHEDULE I

Seller Services

Service Provider	Hourly Rate Range
	Low	High
Admin/Analyst	[***]	[***]
Manager	[***]	[***]
Director	[***]	[***]
Executive	[***]	[***]

Each employee of Sellers who will provide Services to Service Recipient has a designated standard hourly rate. The range of rates by class of each employee is set forth above. Dollars are in US dollars.

Sellers also shall be reimbursed by the Company for all out of pocket expenses incurred by Service Provider in connection with the providing of the Services, including any fees paid or payable to a Governmental Authority pursuant to Applicable Law (including 2013 PDUFA fees of $217,369 for the Product and fees incurred in connection with filing the PMA for the Laser).

Valeant Draft of September 21, 2012

TSA Schedule I - Services

Service	Description		Termination Date (or weeks from Closing)	Support
Accounts Payable	•	Manage processing of purchase orders and invoices for payment by Valeant and all other activities normally associated with the Accounts Payable functions.	February 28, 2013
	•	Support transition of activities to Valeant by agreed-upon transition date.

Accounts Receivable	•	Manage processing of billing, collections and deductions resolution and all other activities normally associated with the Accounts Receivable function.	February 28, 2013
	•	Support transition of activities to Valeant by agreed-upon transition date.

Commercial - Marketing	•	Provide historical and 2012 brand plans, A&P detail, creative assets, and marketing commitments/contracts to transition management to Valeant.	12 weeks
	•	Provide reimbursement and patient assistance programs information and support, contracts and materials and program history, including payor coverage information.

Commercial - Marketing	•	Provide all high-res artwork for packaging and promotional materials and support revision of materials to reflect Valeant trade dress, as needed.	12 weeks

Commercial - Sales	•	Provide customer lists, assumed contracts and aid with transition of business relationships from Sellers to Valeant.	12 weeks
	•	Provide detailed SKU, price lists, promotional calendars and trade discounts by account.
	•	Transfer existing contracts with retail accounts, brokers and agencies as required.
	•	Complete required reporting until Valeant receives NDC.	TBD
	•	Continued sales force management and sales force support	January 31, 2013

Documents and Data	•	Transfer documents from Qlink, Docubridge, QLT on-site archive (paper copies) and off-site storage (Iron Mountain).

Service	Description		Termination Date (or weeks from Closing)	Support
Finance	•	Provide information required to support financial reconciliation for sales, returns, chargebacks, Medicaid, Gross to Net accruals, calculations required under the Medicaid Drug Rebate Program, calculation of Medicare Part B Average Sales Price (ASP), calculation of PHS/340B Ceiling Price, calculation of Non-Federal Average Manufacturer Price (Non-FAMP), and calculation of Federal Ceiling Price (FCP), as needed	12 weeks
	•	Provide all reasonably requested historical P&Ls with detailed breakdown.

Government and Managed Care Contracts	•	Manage all government and any managed care contracts and provide all information supporting transition of processing, as needed, including transitioning Third Party contractors for managed care/ reimbursement	12 weeks
	•	Support Medicare review; particular to pending NCD status (reimbursement).	Jan 31
	•	Assist in required reporting under the Medicaid Drug Rebate Program and Medicare Part B Average Sales Price calculation, PHS/340B, and Veterans Health Care Act/Federal Supply Schedule (FSS) Program.
	•	Assist in necessary transition required for the listing of Products on Purchaser’s applicable Government price reporting agreements under the Medicaid Rebate Program agreement, PHS 340B Program agreement, Medicare Part D Coverage Gap Discount Program, VA Master Agreement, and FSS contract.

Information Technology	•	Continue, for the agreed upon transition period, to host websites, maintain any necessary content changes, keep domain names registered, etc.	12 weeks
	•	Transfer all digital assets and permissions from Sellers to Valeant including website URLs, domain names, website hosting, 1-800 telephone and fax numbers.
	•	Support data migration (extracts, mapping, loads), EDI requirements and mapping, product/customer and sales history extracts and loads. Also, provide access and extracts of any regulatory (PV, PQ) and any other product related data.

Service	Description		Termination Date (or weeks from Closing)	Support
Laser PMA	•	Submit PMA & supporting application	August 31, 2013 or as extended from such date by mutual agreement for up to two additional 4-month periods
	•	Maintain manufacturing site, and seek FDA approval
	•	Manufacture Lasers post approval until August 31, 2013
	•	Manage quality systems for Lasers manufactured by QLTI
	•	Provide technical support
	•	Assist in component procurement
	•	Comply with regulatory obligations
Order Processing and Customer Service	•	Manage order processing, shipping, customer service support, coupon and rebate programs, and returns until order to cash go live date with Valeant.	12 weeks
	•	Support information exchange and transition support to Valeant up to two weeks post order to cash go live date.
Pharmacovigilance	•	Management of pharmacovigilance activities during transition services period.	12 weeks
	•	Transfer product specific safety requirements (region specific, if applicable)
	•	Transfer product safety data for both post-marketing and clinical (if applicable), as well as for any regions outside US (if applicable)
	•	Transfer historic post-marketing and clinical (if applicable) aggregate reports. Complete aggregate reports with periods ending prior to or during transition period.
	•	Transfer labeling/artwork
	•	Notify Curascript and Besse of change in ownership
	•	Transfer technical complaint information in Qlink and medical (Safety) complaints/AEs in ClinTrace to Valeant
R&D - Call Center / Product Complaints	•	Manage product complaint services for duration of transition services period.	12 weeks
	•	Provide standard response documents and FAQ’s, medical information reports, product complaints, database transfer, product information sheets and training documents for customer service teams.

Service	Description		Termination Date (or weeks from Closing)	Support
R&D - Medical Affairs	All the following items apply to materials generated by QLT on or after January 1, 2010 (when QLT assumed marketing and sales for Visudyne in the US) or any other materials used in the Business during such period:		12 Weeks

	•	General Medical Affairs related information (Medical product plan/strategy, investigator brochure, medical team minutes, internal slide decks summarizing disease states/product, statistical plans, datamining)
	•	MSL related (slide decks, key insights, FAQs, training materials, approved literature for MSL use/dissemination)
	•	HEOR related data (AMCP and Medicaid dossiers, value matrix documents, formulary presentations)
	•	Investigator-Initiated Studies (IIT) Related (Slide decks summarizing IIT progress and activity, For completed IITs: final reports and/or publications, For ongoing IITs: protocol, study agreement, all received documentation)
	•	External Advisory Board Related (Meeting minutes, Slide presentation from advisory boards, List of attendees of advisory boards)
	•	Publication Planning Related (Publication plans, Slide decks summarizing publication activities, List of all sponsored publications cross-referenced by study, PDFs of all publications and posters, Publication planning meeting minutes, Facts related to publication agency on record (e.g., contact information), All printouts and statistical plans related to publications)
	•	CME Related (strategy decks and budget, Annual reports of spend)
	•	LCM Related (Slide decks and other documents summarizing discussions of possible LCM activities)

R&D - Product Development	•	Not applicable unless programs to transfer.	12 weeks

R&D - Quality	•	Manage Quality related activities for duration of transition services period. Provide quality standards and agreements for all products and revise and reassign, as needed.	12 weeks

Service	Description		Termination Date (or weeks from Closing)	Support
R&D - Regulatory	•	Manage R&D related activities for duration of transition services period. Provide Regulatory information as needed for review of labeling and supporting materials for packaging, advertising and promotional materials. Provide warning letters, FDA correspondences and AE reporting for acquired products.	12 weeks

R&D - Regulatory Canada	•	File letters with Valeant/Novartis to Health Canada.	12 weeks
	•	Assist in transferring information related to DIN codes.
	•	Transfer complete Regulatory file for products registered in Canada to Valeant.

Supply Chain - Manufacturing	•	Conduct demand planning, order appropriate components and applicable raw material to support demand and inventory plan for the TSA period to support agreed upon forecast.	12 weeks
	•	Work with all CMOs to produce and ship all SKU’s.
	•	Transfer CMO contracts (as applicable) and relationships - working with Valeant Supply Chain to transition into full turnkey were appropriate.
	•	Work with Valeant Supply Chain to draw down inventory of components as TSA nears conclusion. Arrange for packing and shipping of unused components to CMOs.
	•	All work to be conducted in the normal course of business.
Supply Chain - Physical transfer of inventory	•	Warehouse finished goods as per cGMP requirements	12 weeks
	•	Distribute product as per normal course of business
	•	Report estimated inventory position on a monthly basis
	•	Support transfer of inventory to Valeant’s warehouse
	•	Continue to ship inventory to support the business during the inventory transition period to Valeant warehouse.

Testing	•	Transfer test methods (formal method transfer/validation) for release testing (VFI) and stability testing (VFI, verteporfin presome and verteporfin API).	TBD
	•	Notify Novartis for ROW filings for change in labs.
	•	Transfer stability and retention samples currently at QLT.
	•	Transfer verteporfin and verteporfin-related compounds reference standards.
	•	Release testing and determine disposition (release/reject) of unlabeled vials of

Service	Description	Termination Date (or weeks from Closing)	Support
VFI for sale to Novartis and to proceed for US labeling: Make regulatory filings for change in responsibilities in US and Canada for testing and release. Notify Novartis for ROW filings.